UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: June 30, 2005

Nuvelo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Almanor Avenue, Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 215-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On June 30, 2005, we entered into a Development and Validation Agreement with Avecia Limited for development and validation of the scaled-up manufacturing process of our drug product candidate alfimeprase. This agreement supersedes the Interim Agreement that we entered into with Avecia on January 21, 2005. Under this new agreement, Avecia will conduct process development work and a process validation campaign for the manufacture of alfimeprase. This validation campaign is intended to validate the alfimeprase manufacturing process under the U.S. Food and Drug Administration’s Good Manufacturing Practice Regulation.

We are obligated to pay Avecia fees totaling £10,000,000 for completion of this manufacturing work, payable in stages and upon completion by Avecia of pre-negotiated milestones. Milestone payments and fees previously agreed to under the January 21, 2005 Interim Agreement, of which £455,000 have already been paid, continue under this new Development and Validation Agreement, and are incorporated into the total fee. We are also paying certain related fees and expenses, including the cost of supplies, materials, specified subcontracted work and equipment.

The agreement does not cover the commercial manufacture of alfimeprase, but we and Avecia have agreed to negotiate in good faith towards the completion of a commercial supply agreement once Avecia has commenced the validation campaign. The Development and Validation Agreement remains in force until the completion of the work contemplated under it, but may be terminated early by Avecia if we breach the agreement, and by us for any reason, subject in some cases to cancellation fees and penalties.

As of June 30, 2005, the £9,545,000 that remains to be paid under the agreement was the equivalent to approximately US$17,102,000. To reduce our exposure to fluctuations in the exchange rate between the United States Dollar and the British Pound, we intend to enter into a hedging arrangement with a financial institution whereby we will have the option to purchase British Pounds from the institution at a pre-determined exchange rate.

ITEM 1.02. Termination of a Material Definitive Agreement.

Reference is made to Item 1.01 hereof regarding the supersession of our Interim Agreement with Avecia, dated January 21, 2005, by the Development and Validation Agreement with Avecia, dated June 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvelo, Inc. (Registrant)

By:	/s/ Lee Bendekgey
Lee Bendekgey
Senior Vice President, Chief Financial Officer, and General Counsel

Dated: July 5, 2005